Exhibit 99.1

Rapport Therapeutics Reports Second Quarter 2026 Financials and Provides Business Update

RAP-219 Phase 3 program in focal onset seizures initiated, with FOCUS 1 and FOCUS 2 trials enrolling patients

RAP-219 Phase 2 trial in bipolar mania on track for topline results in October 2026

Pipeline continues to advance, including the RAP-219 long-acting injectable and primary generalized tonic-clonic seizures program, and the RAP-641 α6β4 nAChR program in chronic pain and migraine

Ended the second quarter of 2026 with $436.1 million in cash, cash equivalents and short-term investments, excluding restricted cash, expected to fund operations into the second half of 2029

BOSTON and SAN DIEGO, August 5, 2026 – Rapport Therapeutics, Inc. (Nasdaq: RAPP) (“Rapport” or the “Company”), a clinical-stage biotechnology company dedicated to the discovery and development of small molecule precision medicines for patients with neurological or psychiatric disorders, today reported financial results for the quarter ending June 30, 2026, and highlighted continued progress across the RAP-219 development program and pipeline.

"We remain focused on disciplined execution as we deliver against several important catalysts this year," said Abraham N. Ceesay, chief executive officer of Rapport. "With FOCUS 1 and FOCUS 2 now enrolling, we've advanced RAP-219 into pivotal-stage development for focal onset seizures. We enter this Phase 3 program with increased confidence, given the strength of our RAP-219 Phase 2a data, which demonstrated deep and durable seizure reduction across a 16-week period. At the same time, we're expanding the RAP-219 franchise—progressing our Phase 2 bipolar mania trial toward topline data later this year, continuing development of our long-acting injectable formulation, and advancing our primary generalized tonic-clonic seizures program. We're also advancing our discovery efforts, building a self-sustaining and regenerative pipeline to support our long-term growth."

CORPORATE HIGHLIGHTS

RAP-219 in Epilepsy

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Phase 3 Program in FOS initiated. The Company initiated its Phase 3 program in FOS in the second quarter of 2026, with two parallel trials—FOCUS 1 and FOCUS 2—enrolling patients.
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IND Approved in China. China National Medical Products Administration (NMPA) approved the Investigational New Drug (IND) application for RAP-219 Phase 3 trials in FOS; Tenacia expects patient recruitment in China to begin in 4Q 2026.
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Open-label Safety Trial Initiated. The majority of patients from the RAP-219 Phase 2 trial in FOS have now enrolled in the open-label long term safety trial, with initial data expected in the fourth quarter of 2026.

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Follow-up Phase 2a Data Continues to Support RAP-219’s Differentiated Profile. In April 2026, Rapport presented new 8-week follow-up period data from its open-label Phase 2a trial (n=30) of RAP-219 in patients with drug-resistant focal onset seizures (FOS) at the American Academy of Neurology (AAN) Annual Meeting.
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Therapeutic levels of RAP-219 were sustained, resulting in continued biomarker and clinical responses in the 8-week follow-up period (weeks 9-16).
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RAP-219 continued to demonstrate clinically meaningful improvements in long episodes (LEs) and clinical seizures during the follow-up period, with an 80% median reduction in LEs and 90% median reduction in clinical seizures compared to baseline in weeks 9-12 and a 68% median reduction in LEs and 59% median reduction in clinical seizures compared to baseline in weeks 13-16.
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RAP-219 Half-Life Now Estimated at 22 days. The estimate increased from prior 14-day estimate, based on pharmacokinetic (PK) data collected across the Company’s Phase 1 and Phase 2 trials and additional population PK modeling.
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Preparations Underway for Expansion into Primary Generalized Tonic-Clonic Seizures (PGTCS). Rapport continues work to initiate a Phase 3 trial of RAP-219 in PGTCS in the first half of 2027, expanding the RAP-219 epilepsy franchise into the most common type of generalized seizure.

Additional Pipeline Updates

·
Bipolar Mania Phase 2 Trial Continues to Advance. The Phase 2 trial continues to progress, with topline results expected in October 2026. The Company modified the trial's statistical analysis plan and increased target enrollment, enabling the Phase 2 trial to potentially be considered as confirmatory evidence of effectiveness. Following completion of the Phase 2 trial, and subject to the results, the Company plans to engage with the FDA in an End-of-Phase 2 meeting to align on the design of a potential Phase 3 program to support a New Drug Application for the treatment of bipolar mania.
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Long-Acting Injectable Program Advances Toward IND-Enabling Milestones. IND-enabling activities for RAP-219's long-acting injectable formulation continue, with initial Phase 1 pharmacokinetic data expected in 2027.
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RAP-641 α6β4 Program Continues to Progress Toward IND Submission. Rapport continues IND-enabling activities for its α6β4 nAChR agonist development candidate, RAP-641, which is being developed as a potential novel non-opioid treatment for chronic pain and migraine.

SECOND QUARTER 2026 FINANCIAL RESULTS

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Net Loss: Net Loss for the second quarter of 2026 was $56.6 million, as compared to $26.7 million for the prior year period.
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Research and Development (R&D) Expenses: R&D expense was $51.4 million for the second quarter of 2026, as compared to $22.7 million for the prior year period. The increase in R&D expense was primarily driven by operational costs related to clinical development and costs to support the progression of the Company’s overall pipeline.
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Selling, General and Administrative (SG&A) Expenses: SG&A expense was $9.4 million for the second quarter of 2026, as compared to $6.8 million for the prior year period. The increase in SG&A was primarily driven by costs associated with the growth of the business.
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Cash Position: The Company ended the second quarter of 2026 with $436.1 million in cash, cash equivalents and short-term investments, excluding restricted cash, compared to $476.8 million as of March 31, 2026.

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Cash Runway: The Company expects that cash, cash equivalents, and short-term investments as of June 30, 2026, will enable it to fund its operating expenses and capital expenditure requirements into the second half of 2029.

About RAP-219

RAP-219 is an investigational and potential first-in-class, clinical-stage TARPγ8-specific AMPA receptor (AMPAR) negative allosteric modulator (NAM). Whereas AMPARs are distributed widely in the central nervous system, the receptor associated protein (RAP) TARPγ8 is expressed only in discrete brain regions, including the hippocampus and neocortex, where focal seizures often originate. By contrast, TARPγ8 has minimal expression in the hindbrain, where drug effects are often associated with intolerable adverse events. With this precision approach, the Company believes RAP-219 has the potential to provide a differentiated profile as compared to traditional neuroscience medications. Due to the role of AMPA biology in various neurological disorders and the selective targeting of TARPγ8, the Company believes RAP-219 has pipeline-in-a-product potential and is evaluating the compound as a potential treatment for patients with focal onset seizures, primary generalized tonic-clonic seizures and bipolar mania. A long-acting injectable formulation of RAP-219 is also in development and could be the first of its kind in epilepsy.

About Rapport Therapeutics
Rapport Therapeutics is a clinical-stage biotechnology company dedicated to discovering and developing small molecule precision medicines for patients with neurological and psychiatric disorders. The Company’s founders made pioneering discoveries related to the function of receptor associated proteins (RAPs) in the brain, which form the basis of Rapport’s RAP technology platform. The platform enables a differentiated approach to generate precision small molecule product candidates with the potential to overcome many limitations of conventional neurology drug discovery. Rapport’s precision neuroscience pipeline includes the Company’s lead investigational drug, RAP-219, which is designed to achieve neuroanatomical specificity through selective targeting of a RAP expressed only in discrete regions of the brain. The pipeline is anchored by the Company’s epilepsy portfolio, including FOS and primary generalized tonic-clonic seizures, as well as bipolar mania. The Company is also advancing additional discovery and preclinical programs leveraging its platform, including in chronic pain and migraine and in hearing and vestibular disorders.

Availability of Other Information About Rapport Therapeutics
Rapport Therapeutics uses and intends to continue to use its Investor Relations website and LinkedIn (Rapport Therapeutics) as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the Company’s Investor Relations website and LinkedIn, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations, and webcasts. The contents of the Company’s website or social media shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, but are not limited to, express or implied statements regarding: the clinical development of RAP-219 for the treatment of FOS, PGTCS and bipolar mania, including the initiation, timing, progress, results and future data releases of our ongoing and planned clinical trials; the expected timing of the Company’s Phase 3 trials in FOS; the expected timing and preliminary results of the open-label trial in FOS; the anticipated timing and topline results from the Company’s Phase 2 trial in bipolar mania; the anticipated planning activities for a potential Phase 3 trial in bipolar mania; the anticipated initiation and timing of the Phase 3 trial in PGTCS; the anticipated timing of a Phase 1 trial for the long-acting injectable formulation of RAP-219; the progress of and potential IND submission related to RAP-641, the Company’s α6β4 nAChR agonist development candidate; the potential of the Company’s RAP technology platform; expectations for the efficacy, tolerability, and commercial potential of RAP-219; and expectations for the Company’s uses of capital, expenses and financial results, including its cash runway into the second half of 2029.

Forward looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect Rapport’s business, operating results, financial condition and stock value. Factors that could cause actual results to differ materially from those currently anticipated include: risks relating to the Company’s research and development activities; Rapport’s ability to execute on its strategy including obtaining the requisite regulatory approvals on the expected timeline, if at all; uncertainties relating to preclinical and clinical development activities; the Company’s dependence on third parties to conduct clinical trials, manufacture its product candidates and develop and commercialize its product candidates, if approved; Rapport’s ability to attract, integrate and retain key personnel; risks related to the Company’s financial condition and need for substantial additional funds in order to complete development activities and commercialize a product candidate, if approved; risks related to regulatory developments and approval processes of the U.S. Food and Drug Administration and comparable foreign regulatory authorities; risks related to establishing and maintaining Rapport’s intellectual property protections; and risks related to the competitive landscape for Rapport’s product candidates; as well as other risks described in “Risk Factors,” in the Company’s Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in Rapport’s subsequent filings with the Securities and Exchange Commission. Any forward-looking statements represent Rapport’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Rapport expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law, and claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Investor Contact
Julie DiCarlo

Head of Communications & IR

Rapport Therapeutics
investors@rapportrx.com

Condensed Consolidated Balance Sheet Data

(In thousands)

(unaudited)

	June 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$63,612	$52,645
Accounts receivable	293	—
Short-term investments	372,465	437,894
Restricted cash	105	105
Prepaid expenses and other current assets	10,381	7,917
Total current assets	446,856	498,561
Property and equipment, net	2,337	2,976
Operating lease right of use asset, net	8,732	9,909
Other assets	1,057	985
Total assets	$458,982	$512,431
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,796	$4,190
Accrued expenses and other current liabilities	23,155	12,104
Operating lease liability	2,473	2,755
Total current liabilities	28,424	19,049
Operating lease liability, net of current portion	7,632	8,729
Total liabilities	36,056	27,778
Common Stock	48	48
Additional paid-in capital	735,848	719,287
Accumulated other comprehensive income	(1,270)	546
Accumulated deficit	(311,700)	(235,228)
Total stockholders’ equity	422,926	484,653
Total liabilities and stockholders’ equity	$458,982	$512,431

Condensed Consolidated Statement of Operations

(In thousands, except share and per share data)

(unaudited)

	For the three months ended June 30,
	2026	2025
Operating expenses
Research and development	51,414	22,680
General and administrative	9,392	6,816
Total operating expenses	60,806	29,496
Loss from operations	(60,806)	(29,496)
Other income:
Interest income	4,191	2,764
Total other income	4,191	2,764
Net loss	$(56,615)	$(26,732)
Net loss per share attributable to common stockholders, basic and diluted	$(1.19)	$(0.75)
Weighted-average common shares outstanding, basic and diluted	47,473,174	35,444,635

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	For the Three Months Ended June 30,
	2026	2025
Net cash used in operating activities	$(41,455)	$(25,070)
Net cash provided by investing activities	25,600	22,596
Net cash provided by (used in) financing activities	1,411	(63)
Net decrease in cash, cash equivalents and restricted cash	$(14,444)	$(2,537)